Exhibit 10.1

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) dated as of November 5, 2025 is by and among RF INDUSTRIES, LTD., a Nevada corporation, CABLES UNLIMITED, INC., a New York corporation, REL-TECH ELECTRONICS, INC., a Connecticut corporation, C ENTERPRISES, INC., a California corporation, SCHROFF TECHNOLOGIES INTERNATIONAL, INC., a Rhode Island corporation, and MICROLAB/FXR LLC, a New Jersey limited liability company (collectively, the “Borrowers”), ECLIPSE BUSINESS CAPITAL LLC, as agent for the Lenders, (in such capacity, “Agent”), and the Lenders party hereto.

BACKGROUND

A.         The Borrowers, Agent and the Lenders entered into that certain Loan and Security Agreement dated as of March 15, 2024 (as amended, and may be further amended, modified, extended, or restated from time to time prior to the date hereof, the “Existing Agreement” and the Existing Agreement, as modified by this Amendment, the “Agreement”), pursuant to which Agent and the Lenders extended certain financing arrangements to the Borrowers.

B.         The parties hereto have agreed to modify the terms and conditions of the Existing Agreement as more fully set forth herein.

C.         Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

NOW THEREFORE, in consideration of the terms, conditions and covenants set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, promise and agree as follows:

1.        Amendments. Subject to the satisfaction of the conditions precedent set forth below, and in reliance on the representations, warranties, covenants and other agreements of the Borrowers contained herein, the Existing Agreement is hereby amended to (i) delete red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (ii) add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the conformed copy of the Agreement attached hereto as Annex I.

2.          Conditions to Effectiveness. This Amendment shall be effective upon completion of the following (each of such documents and/or actions to be in form and substance acceptable to Agent in its sole discretion):

(a)	Execution and delivery of this Amendment by all parties hereto;

(b)	Execution and delivery of the Amended and Restated Fee Letter by all parties thereto;

(c)	Agent shall have received updated lien searches for the Borrowers;

(d)

Agent shall have received fully executed resolutions of the Borrowers certifying that (i) all requisite action has been taken in connection with the transactions contemplated hereby and (ii) the names, signatures and authority of the Borrowers’ authorized signers executing this Amendment and the other Loan Documents to which it is a party; and

(e)

Agent shall have received good standing certificates for the Borrowers by the Secretary of State or other appropriate official of the Borrowers’ jurisdiction of organization or incorporation, as applicable.

3.          Representations and Warranties. The Borrowers represent and warrant to Agent and the Lenders:

(a)

The execution, delivery and performance by the Borrowers of this Amendment and the transactions contemplated herein (i) are and will be within the powers of the Borrowers, (ii) have been authorized by all necessary actions of the Borrowers, (iii) are not in contravention of (x) any court order, or (y) any law to which the Borrowers or any property of the Borrowers is bound, except, with respect to this clause (y), where any such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iv) are not in conflict with, or result in a breach of or constitute (with due notice and/or lapse of time) a default under the articles of organization, articles of incorporation, code of regulations, operating agreement, as applicable, or any Material Contract to which the Borrowers are a party or by which the Borrowers or any property of the Borrowers are bound;

(b)

This Amendment and any other agreements, instruments or documents executed and/or delivered in connection herewith, are enforceable against the Borrowers in accordance with their respective terms except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c)

Each of the representations and warranties contained in, and each of the schedules attached to, the Agreement are true, correct and complete in all material respects as of the date hereof except that those representations and warranties which relate to a specific date shall remain true and correct in all material respects as of such date;

(d)	No event or condition which has had, or could reasonably be expected to have, a Material Adverse Effect as to the Borrowers has occurred from the Closing Date to the date hereof; and

(e)	Upon the effectiveness of this Amendment, no Default or Event of Default is outstanding under the Agreement.

4.          Confirmation of Security Interests. Borrower confirms and agrees that all prior security interests and liens granted to Agent and the Lenders under the Loan Documents remain unimpaired and in full force and effect and shall continue to cover and secure all Obligations. Borrower further confirms and represents that all of the Collateral of Borrower remains free and clear of all liens other than those in favor of Agent and the Lenders or as otherwise permitted in the Agreement. Nothing contained herein is intended to in any way impair or limit the validity, priority or extent of Agent and the Lenders’ security interest in and liens upon the Collateral of Borrower.

5.          Obligations Absolute. The Borrowers covenant and agree (a) to pay the balance of any principal, together with all accrued interest, in connection with any promissory note executed and evidencing any indebtedness incurred in connection with the Agreement, as modified by this Amendment pursuant to the terms set forth therein and (b) to perform and observe covenants, agreements, stipulations and conditions on its part to be performed hereunder or under the Agreement and all other documents executed in connection herewith or thereof.

6.        No Set-Offs Etc. The Borrowers hereby declare that, as of the date hereof, the Borrowers have no set-offs, counterclaims, defenses or other causes of action against Agent and the Lenders arising out of the Agreement or any related loan documents, and to the extent any such set-offs, counterclaims, defenses or other causes of action may exist as of the date hereof, whether known or unknown, such items are hereby waived by the Borrowers.

7.         Release. THE BORROWERS HEREBY RELEASE, WAIVE AND FOREVER RELINQUISH ALL CLAIMS, DEMANDS, OBLIGATIONS, LIABILITIES AND CAUSES OF ACTION OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY SO-CALLED “LENDER LIABILITY” CLAIMS OR DEFENSES WHICH IT HAS, MAY HAVE, OR MIGHT ASSERT NOW OR IN THE FUTURE AGAINST AGENT, THE LENDERS AND/OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, SUCCESSORS, AND ASSIGNS (INDIVIDUALLY, A “RELEASEE” AND COLLECTIVELY, THE “RELEASEES”), DIRECTLY OR INDIRECTLY, ARISING OUT OF, BASED UPON, OR IN ANY MANNER CONNECTED WITH (A) ANY TRANSACTION, EVENT, CIRCUMSTANCE, ACTION, FAILURE TO ACT, OR OCCURRENCE OF ANY SORT OR TYPE, WHETHER KNOWN OR UNKNOWN, WHICH OCCURRED, EXISTED, OR WAS TAKEN OR PERMITTED PRIOR TO THE EXECUTION OF THIS AMENDMENT WITH RESPECT TO THE OBLIGATIONS, THE AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE ADMINISTRATION THEREOF, (B) ANY DISCUSSIONS, COMMITMENTS, NEGOTIATIONS, CONVERSATIONS, OR COMMUNICATIONS WITH RESPECT TO THE OBLIGATIONS PRIOR TO THE EXECUTION OF THIS AMENDMENT OR (C) ANY THING OR MATTER RELATED TO ANY OF THE FOREGOING PRIOR TO THE EXECUTION OF THIS AMENDMENT. THE INCLUSION OF THIS PARAGRAPH IN THIS AMENDMENT AND THE EXECUTION OF THIS AMENDMENT BY AGENT AND THE LENDERS DOES NOT CONSTITUTE AN ACKNOWLEDGMENT OR ADMISSION BY AGENT AND THE LENDERS OF LIABILITY FOR ANY MATTER, OR A PRECEDENT UPON WHICH ANY LIABILITY MAY BE ASSERTED.

8.          Fees and Expenses. The Borrowers shall reimburse Agent for all out-of-pocket attorneys’ fees incurred in connection with this Amendment in accordance with Section 14.12 of the Agreement.

9.         Non-Waiver. This Amendment does not obligate Agent and the Lenders to agree to any other extension or modification of the Agreement nor does it constitute a course of conduct or dealing on behalf of Agent and the Lenders or a waiver of any other rights or remedies of Agent and the Lenders. No omission or delay by Agent or the Lenders in exercising any right or power under the Agreement, this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

10.        Incorporation. This Amendment is incorporated by reference into, and made part of, the Agreement which, except as expressly modified herein, remains in full force and effect in accordance with its terms.

11.        No Modification. No modification of this Amendment or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

12.        Headings. The headings of any section or paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.

13.        Successors and Assigns. This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.       Governing Law; Use of Terms Etc. Except as previously amended or as herein specifically amended, directly or by reference, all of the terms and conditions set forth in the Agreement are confirmed and ratified, and shall remain as originally written. This Amendment shall be construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws. The Agreement and all other Loan Documents shall remain in full force and effect in all respects as if the unpaid balance of the principal outstanding, together with interest accrued thereon, had originally been payable and secured as provided for therein, as amended from time to time and as modified by this Amendment. Nothing herein shall affect or impair any rights and powers which Agent may have under the Agreement and any and all related Loan Documents.

15.        Severability. The provisions of this Amendment are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

16.      Counterparts, Facsimile and .pdf. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature by facsimile or .pdf shall have the same force and effect as an original signature hereto.

17.     Jury Waiver. THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AMENDMENT, ANY OF THE LOAN DOCUMENTS, ANY DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. THE PARTIES REPRESENT THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Borrower, Agent and each Lender have signed this Amendment as of the date first set forth above.

Agent: ECLIPSE BUSINESS CAPITAL LLC By: /s/ Thomas Stone Name: Thomas Stone Its: Authorized Signatory
Lenders: ECLIPSE BUSINESS CAPITAL SPV, LLC By: /s/ Thomas Stone Name: Thomas Stone Its: Authorized Signatory

Borrowers:

RF INDUSTRIES, LTD.

By: /s/ Peter Yin

Name: Peter Yin

Its: Chief Financial Officer

CABLES UNLIMITED, INC.

By: /s/ Peter Yin

Name: Peter Yin
Its: Treasurer & Secretary

REL-TECH ELECTRONICS, INC.

By: /s/ Peter Yin

Name: Peter Yin
Its: Treasurer & Secretary

C ENTERPRISES, INC.

By: /s/ Peter Yin

Name: Peter Yin
Its: Treasurer & Secretary

SCHROFF TECHNOLOGIES INTERNATIONAL, INC.

By: /s/ Peter Yin

Name: Peter Yin
Its: Treasurer & Secretary

MICROLAB/FXR LLC

By: /s/ Peter Yin

Name: Peter Yin

Its: Treasurer & Secretary

ANNEX I

See attached.

Perfection Certificate

Annex I	Description of Certain Terms
Annex II	Reporting
Annex III	Commitment Schedule
Annex IV	Applicable Margin
Exhibit A	Form of Notice of Borrowing
Exhibit B	Closing Checklist
Exhibit C	Client User Form
Exhibit D	Authorized Accounts Form
Exhibit E	Form of Account Debtor Notification
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Assignment and Assumption Agreement
Schedule 1.1(a)	Certain Secured Indebtedness
Schedule 7.33	Environmental Matters
Schedule 7.34	Post-Closing Matters
Schedule 8.6	Affiliate Transactions
Schedule 8.12	Negative Pledges

-v-

1625234314.2
36951715.5

"Adjusted Term SOFR" means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; ***provided***, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

"Advance Rates" means, collectively, the Accounts Advance Rate and the Inventory Advance Rate.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" means, with respect to any Person, any other Person in control of, controlled by, or under common control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, any officer or director of the first Person or any of its Affiliates (and if that Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust); ***provided***, that neither Agent, any Lender nor any of their respective Affiliates shall be deemed an ***"Affiliate"*** of any Borrower for any purposes of this Agreement. For the purpose of this definition, a ***"substantial interest"*** shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of equity or similar interest.

"Agent" has the meaning set forth in the preamble to this Agreement, and includes any successor agent appointed in accordance with Section 14.6.

"Agent Fee Letter" means that certain fee letter agreement dated as of the Closing Date between Agent and Loan Parties, as amended and in effect from time to time.

"Agent Professionals" means attorneys, accountants, appraisers, auditors, business valuation experts, liquidation agents, collection agencies, auctioneers, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, members, managers, attorneys, and agents.

"Agreement" and ***"this Agreement"*** has the meaning set forth in the preamble to this Agreement.

"Anti-Corruption Laws" means laws, rules, and regulations of any jurisdiction applicable to any Loan Party or its Subsidiaries from time to time concerning or relating to bribery or corruption.

"Applicable Law" means all applicable laws, rules, regulations and binding governmental requirements having the force and effect of law applicable to the Person in question or any of its property or assets, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

"Applicable Margin" has the meaning set forth in Annex IV.

-2-

1625234314.2
36951715.5

Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"***EEA Member Country***" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"***EEA Resolution Authority***" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"***Eligible Account***" means, at any time of determination and subject to the criteria below, an Account of a Borrower, which was generated and billed by a Borrower in the Ordinary Course of Business, and which Agent, in its Permitted Discretion, deems to be an Eligible Account. The net amount of an Eligible Account at any time shall be the face amount of such Eligible Account as originally billed minus all customer deposits, unapplied cash collections and other Proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise Taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Without limiting the generality of the foregoing, the following Accounts shall not be Eligible Accounts:

(i) the Account Debtor or any of its Affiliates is a Loan Party or an Affiliate of any Loan Party;

(ii) it remains unpaid longer than the earlier to occur of (A) the number of days after the original ***invoice date*** set forth in Section 4(a) of Annex I or (B) the number of days after the original ***invoice due date*** set forth in Section 4(b) of Annex I;

(iii) the Account Debtor or its Affiliates are past any of the applicable dates referenced in clause (ii) above on other Accounts owing to a Borrower comprising more than twenty-five percent (25%) of all of the Accounts owing to a Borrower by such Account Debtor or its Affiliates;

(iv) all Accounts owing by the Account Debtor or its Affiliates (excluding the Account Debtor Graybar Electric Company, Inc. ("***Graybar***"), AT&T, T-Mobile and SpaceX) represent more than fifteen percent (15%) of all other Accounts; ***provided***, that Accounts which are deemed to be ineligible solely by reason of this clause (iv) shall be considered Eligible Accounts to the extent of the amount thereof which does not exceed fifteen percent (15%) of all other Accounts;

(v) all Accounts owing by (a) Graybar or its Affiliates represent more than twenty percent (20%) of all other Accounts; ***provided***, that Accounts which are deemed to be ineligible solely by reason of this clause (v)(a) shall be considered Eligible Accounts to the extent of the amount thereof which does not exceed twenty percent (20%) of all other Accounts;, and (b) AT&T, T-Mobile, SpaceX or their Affiliates represent more than twenty-five percent (25%) of all other Accounts; ***provided***, that Accounts which are deemed to be ineligible solely by reason of this clause (v)(b) shall be considered Eligible Accounts to the extent of the amount thereof which does not exceed twenty-five percent (25%) of all other Accounts;

(vi) a covenant, representation or warranty contained in this Agreement or any other Loan Document with respect to such Account (including any of the representations

-11-

1625234314.2
36951715.5

"Loan Limits" means, collectively, the Loan Limits for Revolving Loans set forth in Section 1 of Annex I and all other limits on the amount of Loans set forth in this Agreement.

"Loan Party" means, individually, each Borrower, and each other Guarantor, or any Subsidiary; and ***"Loan Parties"*** means, collectively, each Borrower, Guarantor and all other Subsidiaries. ***provided***, that no Excluded Subsidiary shall be a "Loan Party".

"Loans" means, collectively, the Revolving Loans (including any Protective Advances and Overadvances) and the Swingline Loans.

"Lock Box" has the meaning set forth in Section 6.1.

"Material Adverse Effect" means any event, act, omission, condition or circumstance which has or could reasonably be expected to have a material adverse effect on any of (a) the operations, business, assets, properties, financial condition or operating results of the Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their obligations under any Loan Document to which they are parties, (c) the rights and remedies of any Agent or any Lender under any Loan Document, or (d) the validity, perfection or priority of a Lien in favor of Agent for the benefit of the Lenders on any of the Collateral.

"Material Contract" means has the meaning set forth in Section 7.18.

"Maturity Date" means the earliest of (i) Scheduled Maturity Date, (ii) the Termination Date, and (iii) such earlier date as the Obligations are accelerated in accordance with the terms of this Agreement (including pursuant to Section 11.2).

"Maximum Lawful Rate" has the meaning set forth in Section 3.5.

"Maximum Liability" has the meaning set forth in Section 12.9.

"Maximum Revolving Facility Amount" means the amount set forth in Section 1(a) of Annex I.

"Minimum Excess Availability Amount" means, as of any date of determination, an amount equal to the greater of (a) $1,000,000 and (b) ten percent (10%) of the Adjusted Borrowing Base.

"Minimum Outstanding Amount" means Loans in an aggregate principal amount equal to $~~8,000,000~~4,000,000.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Income" means, for the applicable period, for the Loan Parties on a consolidated basis, as applicable, the net income (or loss) of the Loan Parties on a consolidated basis, as applicable, for such period, excluding any gains or non-cash losses from dispositions, any extraordinary gains or extraordinary non-cash losses (as such "extraordinary" items are determined in accordance with GAAP immediately prior to the adoption by FASB of Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary items) and any gains or

-23-

1625234314.2
36951715.5

"Recipient" means any Agent, any Lender, any Participant, or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document, as applicable.

"Register" has the meaning set forth in Section 15.9(c).

"Released Parties" has the meaning set forth in Section 10.1.

"Relevant Governmental Body" means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

"Relevant Percentage" has the meaning set forth in Section 12.10.

"Replacement Lender" has the meaning set forth in Section 3.6(c).

"Reporting Trigger Event" means (a) the date on which an Event of Default occurs, and continuing until such time as such Event of Default is waived or, if applicable, cured, (b) the period commencing on the date on which Excess Availability is less than $3,000,000, and continuing until the date on which Excess Availability is greater than $3,000,000 for sixty (60) consecutive days, or (c) the period commencing on the date on which the Fixed Charge Coverage Ratio is less than 1.50:1.00 as of the last day of the most recent month for which the monthly financial statements of Loan Parties and the related Compliance Certificate have been or are required to have been delivered to Agent under this Agreement, for the twelve consecutive calendar month period then ended, and continuing until the date on which the Fixed Charge Coverage Ratio is greater than 1.50:1.00 as of the last day of the two preceding months for which the monthly financial statements of Loan Parties and the related Compliance Certificate have been or are required to have been delivered to Agent under this Agreement, for the twelve consecutive calendar month period then ended; provided that, the Borrower shall only be permitted to revert out of a Reporting Trigger Event two (2) times during any trailing twelve (12) month period.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

"Required Lenders" means at any time Lenders (other than Defaulting Lenders) then holding at least fifty-one (51%) percent of the sum of the aggregate Commitment then in effect.

"Rescindable Amount" means, any such payment Agent makes for the account of the Lenders as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) the Loan Parties have not in fact made such underlying payment; (2) Agent has made a payment in excess of the amount so paid by the Loan Parties (whether or not then owed); or (3) Agent has for any reason otherwise erroneously made such payment.

"Reserves" has the meaning set forth in Section 2.1(b).

"Responsible Officer" means the chief executive officer, the president, the chief financial officer or the treasurer of Borrower Representative, or any other officer having substantially the same authority and responsibility.

"Restricted Accounts" means (a) any deposit account the funds in which shall be used solely to fund payroll and tax obligations of the Loan Parties, so long as all such funds shall be deposited in such accounts (i) no more than three Business Days prior to the date on which such funds

-31-

1625234314.2
36951715.5

such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

"Sanctions" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the Government of Canada, the United Nations Security Council, the European Union or His Majesty's Treasury of the United Kingdom or other relevant sanctions authority.

"Scheduled Maturity Date" means the date set forth in Section 5 of Annex I.

"Second Amendment Effective Date" means November 5, 2025.

"Securities Act" means the Securities of Act of 1933, as amended.

"Settlement" has the meaning set forth in Section 2.4(c).

"Settlement Date" has the meaning set forth in Section 2.4(c).

"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Loan" means any Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of "Base Rate").

"Stated Rate" has the meaning set forth in Section 3.5.

"Subordinated Debt" means Indebtedness incurred by a Loan Party that is expressly subordinate and junior in right of payment to the payment in full of all Obligations, and is on terms (including amount, maturity, interest, fees, repayment, covenants and subordination) approved by and satisfactory to Agent.

"Subordinated Debt Documents" means any notes, loan agreements or other documents governing Subordinated Debt.

"Subordinated Debt Subordination Agreement" means any subordination agreement entered into by a holder of Subordinated Debt in favor of Agent and Lenders, which shall be in form and substance acceptable to Agent.

"Subsidiary" means any corporation or other entity of which a Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the capital stock or other Equity Interest at the time of determination. Unless the context indicates otherwise, references to a Subsidiary shall be deemed to refer to a Subsidiary of a Borrower.

"Swingline Lender" means Eclipse Business Capital SPV, LLC, in its capacity as lender of Swingline Loans hereunder.

"Swingline Loans" has the meaning set forth in Section 2.4(a).

-33-

1625234314.2
36951715.5

(ii) guaranteed by any Person (except to the extent expressly permitted by the Subordinated Debt Subordination Agreement).

(b) The provisions of the Subordinated Debt Subordination Agreement are enforceable against each holder of the Subordinated Debt. Each Borrower and each other Loan Party acknowledges that Agent is entering into this Agreement and extending credit and making the Loans in reliance upon the Subordinated Debt Subordination Agreement and this Section 7.23. All Obligations constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Debt Documents.

7.24. Access to Collateral, Books and Records. At reasonable times and with advance written notice to the applicable Loan Party (unless an Event of Default exists, in which case no such notice shall be required), Agent and its representatives or agents shall have the right to inspect the Collateral and to examine and copy each Loan Party's books and records. Each Loan Party agrees to give Agent access to any or all of such Loan Party's, and each of its Subsidiaries', premises to enable Agent to conduct such inspections and examinations. Such inspections and examinations shall be at Borrowers' expense and the charge therefor shall be $1,500 per person per day (or such higher amount as shall represent Agent's then current standard charge), plus reasonable and documented out-of-pocket expenses; ***provided***, that, notwithstanding the foregoing or anything else contained herein to the contrary, the Borrowers shall be required to pay for no more than one (1) such inspection and/or examination per calendar year (or two (2) such inspections and/or examinations per calendar year at any time during such calendar year that Excess Availability is or has been less than $3,000,000) unless an Event of Default occurs, in which case such limitations shall not apply. Agent may, at Borrowers' expense, use each Loan Party's personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Agent, in its sole discretion, deems appropriate.

7.25. Appraisals. Each Loan Party will permit Agent and each of its representatives or agents to conduct appraisals and valuations of the Collateral at such times and intervals as Agent may designate (including any appraisals that may be required to comply with FIRREA). Such appraisals and valuations shall be at Borrowers' expense; ***provided***, that, notwithstanding the foregoing or anything else contained herein to the contrary, the Borrowers shall be required to pay for no more than one (1) such appraisal and/or valuation per calendar year (or two (2) such appraisals and/or valuations per calendar year at any time during such calendar year that Excess Availability is or has been less than $3,000,000) unless an Event of Default occurs, in which case such limitations shall not apply.

7.26. [Reserved].

7.27. Interrelated Businesses. Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that Loan Parties share an identity of interests such that any benefit received by any one of them benefits the others. Subject to any terms and conditions of this Agreement, from time to time each of the Loan Parties may render services to or for the benefit of the other Loan Parties, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties (including inter alia, the payment by such Loan Parties of creditors of the other Loan Parties and guarantees by such Loan Parties of indebtedness of the other Loan Parties and provides administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties). Loan Parties have the same centralized accounting and legal services, certain common officers, directors and managers and generally do not provide stand-alone consolidating financial statements to creditors.

-69-

1625234314.2
36951715.5

Annex I

Description of Certain Terms

1. Loan Limits for Revolving Loans	
(a) Maximum Revolving Facility Amount	$15,000,000
(b) Advance Rates	
(i) Accounts Advance Rate	Eighty-five percent (85%); ***provided***, that if Dilution exceeds five percent (5%), Agent may, at its option in its Permitted Discretion, (A) reduce such advance rate by the number of full or partial percentage points comprising such excess or (B) establish a Reserve on account of such excess (the "***Dilution Reserve***").
(ii) Inventory Advance Rate(s)	
Cost or market value:	Sixty-five percent (65%)
NOLV:	Eighty-five percent (85%)
(c) Reserved:	
(d) Inventory Sublimit(s)	$7,500,000 inclusive of a sublimit for Eligible Excess Inventory in an amount not to exceed $300,000
(e) Reserved	
(f) Reserved	
2. Reserved.	
3. Interest Rates	
(a) Revolver	From the Second Amendment Effective Date until the Borrower Representative delivers or should have delivered the relevant financial information to determine Average Excess Availability and the Fixed Charge Coverage Ratio for the fiscal quarter ending October 31, 2025: ~~Five percent (5.00~~3.25%~~)~~ per annum in excess of the Adjusted Term SOFR; ~~***provided*** that six and one-half percent (6.50%) per annum in excess of Adjusted Term SOFR in the case of Revolving Loans outstanding based upon the Additional Availability Amount~~ or

Annex I - 1

1625234314.2
36951715.5

~~Four percent (4.00~~2.25%~~)~~ per annum in excess of the Base Rate~~; *provided* that five and one-half percent (5.50%) per annum in excess of the Base Rate in the case of Revolving Loans outstanding based upon the Additional Availability Amount~~ Thereafter: See Annex IV.
4. Maximum Days Eligible Accounts	
(a) Maximum days after original ***invoice date*** for Eligible Accounts	One hundred twenty (120) days
(b) Maximum days after original ***invoice due date*** for Eligible Accounts	Sixty (60) days
5. Agent's Bank	Wells Fargo Bank, National Association and its affiliates Account Name: Eclipse Business Capital SPV, LLC Account # 4943951905 ABA Routing # 121000248 Reference: RF Industries (which bank may be changed from time to time by notice from Agent to Borrower Representative)
6. Scheduled Maturity Date	March 15, ~~2027~~2029

Annex I - 2

1625234314.2
36951715.5

Annex II

Borrower Representative shall provide Agent with the information set forth below at the following times (all in a format provided by, or acceptable to, Agent):

WeeklyMonthly (no later than 25th day after the end of each month); provided that upon the occurrence of the Reporting Trigger Event, weekly (no later than the 2nd Business Day of each week), or more frequently if Agent requests	(a) A summary and a detailed aging, by total, of Borrowers' Accounts, together with an Account roll-forward and Cash Reconciliation Form with supporting details supplied from sales journals, collection journals, credit registers and any other records, with respect to Borrowers' Accounts, along with a Client/Customer Master List. (b) A summary aging, by vendor, of each Loan Party's accounts payable (identifying therein any held and/or outstanding checks). (c) Notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrowers' Accounts. (d) An Inventory Detail report with respect to Borrowers' Inventory, including a listing by category and location of Inventory, with backup acceptable to Agent.
Monthly (no later than 25th day after the end of each month) (To be delivered electronically utilizing the Borrowing Base portal in ABLSoft)(To be delivered electronically utilizing the Borrowing Base portal in ABLSoft)	(e) A detailed calculation of Inventory of Borrowers that is not eligible for the Borrowing Base. (f) A summary and a detailed aging, by total, of Borrowers' Accounts, together with reconciliation to the weekly Borrowing Base submitted closest to such date and support documentation for any reconciling items noted. (g) A summary aging, by vendor, of each Loan Party's accounts payable and a listing by vendor, of any held and/or outstanding checks. (h) A monthly Account roll-forward with respect to Borrowers' Accounts tied to the beginning and ending Account balances of Borrowers' month-end accounts receivable aging. (i) A reconciliation of Accounts summary aging and trade accounts payable summary aging to each of (i) Borrowers' general ledger, and (ii) their monthly financial statements including any book reserves related to each category (using the Month End Reconciliation Form). (j) A reconciliation of the Inventory perpetual report with respect to Borrowers' Inventory to each of (i) Borrowers' general ledger, (ii) their monthly financial statements including any book reserves related thereto and (iii) the Borrowing Base submitted closest to such date, together with support documentation for any reconciling items noted (using the Month End Reconciliation Form). (k) A reconciliation of the loan statement provided to Borrowers by Agent for such month to each of (i) Borrowers' general ledger, (ii) their monthly financial statements and (iii) the Borrowing Base submitted closest to such date, together with support documentation for any reconciling items noted (using the Month End Reconciliation Form). (l) A detailed calculation of the Borrowing Base based upon the reports provided in (f) through (k) above, for such month and reflecting the outstanding principal balance of the Loans as of the last day of such month.

Annex II - 1

1625234314.2
36951715.5

Annex IV

Applicable Margin

The following Pricing Grid shall determine the applicable margin per annum with respect to each of Adjusted Term SOFR ("***Applicable SOFR Margin***") and Base Rate ("***Applicable Base Rate Margin***") (as applicable, the "***Applicable Margin***") based on the average Excess Availability and Fixed Charge Coverage Ratio for the most-recently ended fiscal quarter, with the Applicable Margin (i) being Level I only to the extent the Average Excess Availability and Fixed Charge Coverage Ratio for Level I are met, (ii) otherwise being Level II to the extent the Average Excess Availability and Fixed Charge Coverage Ratio for Level II are met and (iii) otherwise being Level III:

Level	Average Excess Availability	and	Fixed Charge Coverage Ratio	Applicable SOFR Margin	Applicable Base Rate Margin
I	≥ $5,500,000	and	≥2.00:1.00	3.25%	2.25%
II	≥ $3,000,000	and	≥ 1.50:1.00 but < 2.00:1.00	3.75%	2.75%
III	Otherwise			4.25%	3.25%

Notwithstanding the foregoing, (a) if Borrower Representative fails to deliver the relevant financial information to determine Average Excess Availability and the Fixed Charge Coverage Ratio by the respective date required under the Loan Agreement with respect to any fiscal quarter, the Applicable Margin shall be the rates corresponding to the pricing set forth in "Level III" of the pricing grid above until such financial statements and compliance certificate are delivered, and (b) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, Agent determines that (a) the applicable pricing grid tests as calculated by Borrower Representative as of any applicable date was inaccurate and (b) a proper calculation of the such applicable pricing grid tests would have resulted in different pricing for any period, then (i) if the proper calculation of such pricing grid tests would have resulted in higher pricing for such period, Borrower Representative shall automatically and retroactively be obligated to pay to Agent, promptly on demand by Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the applicable pricing grid test would have resulted in lower pricing for such period, Agent shall have no obligation to repay any interest or fees to Borrower Representative; ***provided*** that if, as a result of any restatement or other event a proper calculation of the applicable pricing grid test would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower Representative pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

Annex IV - 1

1625234314.2
36951715.5